EXHIBIT 3.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
Amazon Company II, LLC
(a Delaware Limited Liability Company)
This LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of May 22, 2015 by CCH I, LLC, a Delaware limited liability company (the “Member”), as the member of Amazon Company II, LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, Charter Communications, Inc. (the “Manager”) desires to form a limited liability company under the laws of the State of Delaware and desires to adopt this Limited Liability Company Agreement setting forth the agreement among the Members with respect to the management and operation of such limited liability company.
NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION 1.                                  General.
(a)            Formation.  Effective as of the date and time of filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as amended from time to time (the “Act”).  Except as expressly provided herein, the rights and obligations of the Members (as defined in Section 1(h)) in connection with the regulation and management of the Company shall be governed by the Act.
(b)            Name.  The name of the Company shall be Amazon Company II, LLC.  The business of the Company shall be conducted under such name or any other name or names that the Manager (as defined in Section 4(a)(i) hereof) shall determine from time to time.
(c)            Registered Agent.  The address of the registered office of the Company in the State of Delaware shall be do Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The registered office or registered agent of the Company may be changed from time to time by the Manager.

(d)            Principal Office.  The principal place of business of the Company shall be at 12405 Powerscourt Drive, St. Louis, MO 63131.  At any time, the Manager may change the location of the Company’s principal place of business.
(e)            Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Company will have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.
(f)            Certificate of Formation.  The execution of the Certificate of Formation and the filing thereof in the office of the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved.
(g)            Qualification; Registration.  The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or desirable.  The Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
(h)            Voting.  Each member of the Company (if there is only one member of the Company, the “Member”; or if there are more than one, the “Members”) shall have one vote in respect of any vote, approval, consent or ratification of any action (a “Vote”) for each Unit (as defined in Section 7) held by such Member.  Any vote, approval, consent or ratification as to any matter under the Act or this Agreement by a Member may be evidenced by such Member’s execution of any document or agreement (including this Agreement or an amendment hereto) which would otherwise require as a precondition to its effectiveness such vote, approval, consent or ratification of the Members.
SECTION 2.                                  Purposes.  The Company was formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.
SECTION 3.                                  Powers.  The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.
SECTION 4.                                  Management.
(a)            Management by Manager.
i)            The Members hereby elect Charter Communications, Inc., a Delaware corporation (“CCI”), or its successor-in-interest that acquires directly or indirectly substantially all of the assets or business of CCI, as the Company’s manager (the “Manager”).  CCI shall be the Manager until a simple majority of the Votes elects otherwise.  No additional person may be elected as Manager without the approval of a simple majority of the Votes (for purposes of this Agreement, to the extent the context requires, the term “person” refers to both individuals and entities).  Except as otherwise required by applicable law and as provided below with respect to the Manager’s board of directors (the “Board”), the powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager.  The Manager is a “manager” of the Company within the meaning of the Act.  Any person appointed as Manager shall accept its appointment by execution of a consent to this Agreement.
ii)            The Manager shall be authorized to elect, remove or replace directors and officers of the Company, who shall have such authority with respect to the management of the business and affairs of the Company as set forth herein or as otherwise specified by the Manager in the resolution or resolutions pursuant to which such directors or officers were elected.
iii)            Except as otherwise required by this Agreement or applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company without the consent of any Member or other person.
iv)            No annual or regular meetings of the Manager or the Members are required.  The Manager may, by written consent, take any action which it is otherwise required or permitted to take at a meeting.
v)            The Manager’s duty of care in the discharge of its duties to the Company and the Members is limited to discharging its duties pursuant to this Agreement in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Company and its Members.
vi)            Except as required by the Act, no Manager shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations under a judgment, decree or order of a court, solely by reason of being a manager of the Company.
(b)            Consent Required.  The affirmative vote, approval, consent or ratification of the Manager shall be required to:
(1)            alter the primary purposes of the Company as set forth in Section 2;
(2)            issue economic interests in the Company to any Person and admit such Person as a member;
(3)            do any act in contravention of this Agreement or any resolution of the members, or cause the Company to engage in any business not authorized by the Certificate or the terms of this Agreement or that which would make it impossible to carry on the usual course of business of the Company;

(4)            enter into or amend any agreement which provides for the management of the business or affairs of the Company by a person other than the Manager;
(5)            change or reorganize the Company into any other legal form;
(6)            amend this Agreement;
(7)            approve a merger or consolidation with another person;
(8)            sell all or substantially all of the assets of the Company;
(9)            change the status of the Company from one in which management is vested in the Manager to one in which management is vested in the members or in any other manager, other than as may be delegated to the Board and the officers hereunder;
(10)         possess any Company property or assign the rights of the Company in specific Company property for other than a Company purpose;
(11)         operate the Company in such a manner that the Company becomes an “investment company” for purposes of the Investment Company Act of 1940;
(12)         except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any person who is a director or officer of the Company;
(13)         settle any litigation or arbitration with any third party, any Member, or any affiliate of any Member, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed $5,000,000;
(14)         materially change any of the tax reporting positions or elections of the Company;
(15)         make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Company’s total budget (as approved by the Manager) by the greater of 5% of such budget or Five Million Dollars ($5,000,000); or
(16)         make or incur any secured or unsecured indebtedness which, individually or in the aggregate, exceeds Five Million Dollars ($5,000,000), provided that this restriction shall not apply to (i) any refinancing of or amendment to existing indebtedness which does not increase total borrowing, (ii) any indebtedness to (or guarantee of indebtedness of) any company controlled by or under common control with the Company (“Intercompany Indebtedness”), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Company or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the Manager.

SECTION 5.                                  Officers.
(a)            Officers.  The Company shall have such officers as may be necessary or desirable for the business of the Company.  The officers may include a Chairman of the Board, a President, a Treasurer and a Secretary, and such other additional officers, including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Manager, the Board, the Chairman of the Board, or the President may from time to time elect.  Any two or more offices may be held by the same individual.  The initial officers are set forth on Exhibit A.
(b)            Election and Term.  The President, Treasurer and Secretary shall, and the Chairman of the Board may, be appointed by and shall hold office at the pleasure of the Manager or the Board.  The Manager, the Board, or the President may each appoint such other officers and agents as such person shall deem desirable, who shall hold office at the pleasure of the Manager, the Board, or the President, and who shall have such authority and shall perform such duties as from time to time shall, subject to the provisions of Section 5(d) hereof, be prescribed by the Manager, the Board, or the President.
(c)            Removal.  Any officer may be removed by the action of the Manager or the action of at least a majority of the directors then in office, with or without cause, for any reason or for no reason.  Any officer other than the Chairman of the Board, the President, the Treasurer or the Secretary may also be removed by the Chairman of the Board or the President, with or without cause, for any reason or for no reason.
(d)            Duties and Authority of Officers.
i)            President.  The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Company; shall (unless the Chairman of the Board elects otherwise) preside at all meetings of the Members and Board; shall have general supervision and active management of the business and finances of the Company; and shall see that all orders and resolutions of the Board or the Manager are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers.  In the absence of direction by the Manager, Board, or the Chairman of the Board to the contrary, the President shall have the power to vote all securities held by the Company and to issue proxies therefor.  In the absence or disability of the President, the Chairman of the Board (if any) or, if there is no Chairman of the Board, the most senior available officer appointed by the Manager or the Board shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.
ii)            Vice President.  Each Vice President, if any, shall perform such duties as shall be assigned to such person and shall exercise such powers as may be granted to such person by the Manager, the Board or by the President of the Company.  In the absence of direction by the Manager, the Board or the President to the contrary, any Vice President shall have the power to vote all securities held by the Company and to issue proxies therefor.

iii)            Secretary.  The Secretary shall give, or cause to be given, a notice as required of all meetings of the Members and of the Board.  The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Board may direct, a book of minutes of all meetings and actions of directors and Members.  The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at Board meetings, the number of Votes present or represented at Members’ meetings, and the proceedings thereof.  The Secretary shall perform such other duties as may be prescribed from time to time by the Manager or the Board and may be assisted in his or her duties by any Assistant Secretary who shall have the same powers of the Secretary in absence of the Secretary.
iv)            Treasurer.  The Treasurer shall have custody of the Company funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Company to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in depositories designated by the Manager or the Board; and shall disburse the funds of the Company as may be ordered by the Manager or the Board.
v)            Chairman of the Board.  The Chairman of the Board, if any, shall perform such duties as shall be assigned, and shall exercise such powers as may be granted to him or her by the Manager or the Board.
vi)            Authority of Officers.  The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager or the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the officers taken in accordance with such powers shall bind the Company.
SECTION 6.                                  Members.
(a)            Members.  The Members of the Company shall be set forth on Exhibit B hereto as amended from time to time.  The Members are not required to make any capital contribution to the Company; however, the Members may make capital contributions to the Company at any time in their sole discretion (for which its capital account balance shall be appropriately increased).  Each Member shall have a capital account in the Company, the balance of which is to be determined in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv).  The provisions of this Agreement, including this Section 6, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company.  Notwithstanding anything to the contrary in this Agreement, the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company.
(b)            Admission of Members.  Other persons may be admitted as Members from time to time pursuant to the provisions of this Agreement.

(c)            Limited Liability.  Except as required by the Act, no Member shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations of the Company under a judgment, decree or order of a court, solely by reason of being a member of the Company.
(d)            Competing Activities.  Notwithstanding any duty otherwise existing at law or in equity, (i) neither a Member nor a Manager of the Company, or any of their respective affiliates, partners, members, shareholders, directors, managers, officers or employees, shall be expressly or impliedly restricted or prohibited solely by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever and (ii) except as otherwise agreed in writing or by written Company policy, each Member and Manager of the Company, and their respective affiliates, partners, members, shareholders, directors, managers, officers and employees, shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.
(e)            Bankruptcy.  Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in the Act) of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
SECTION 7.                                  Economic Interests.  The Economic Interests held by each Member will be divided into and represented by Percentage Interests, and there will initially be one class of Percentage Interests.  The holders of Percentage Interests will have the voting and economic rights set forth in this Agreement.  References in this Agreement to “Percentage Interests” will include all Percentage Interests outstanding as of the relevant date and the Economic Interests for each Member (expressed as a percentage) shall be set forth on Exhibit B.
SECTION 8.                                  Distributions.  The Company may from time to time distribute to the Members such amounts in cash and other assets as shall be determined by the Members acting by simple majority of the Votes.  Each such distribution (other than liquidating distributions) shall be divided among the Members in accordance with their respective Economic Interests.  Liquidating distributions shall be made to the Members in accordance with their respective positive capital account balances as adjusted for the allocation of profits and losses as of the record date of any such distribution (“Adjusted Capital Account Balance”).  Each Member shall be entitled to look solely to the assets of the Company for the return of such Member’s Adjusted Capital Account Balance.  Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the capital contributions or share of the Company’s profits reflected in such Member’s Adjusted Capital Account Balance, a Member shall have no recourse against the Company or any other Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

SECTION 9.                                  Allocations.  The profits and losses of the Company shall be allocated to the Members in accordance with their Economic Interests.
SECTION 10.                               Dissolution; Winding Up.
(a)            Dissolution.  The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the Members acting by unanimity of the Votes and the approval of the Manager or (ii) the occurrence of any other event required to cause the dissolution of the Company under the Act.
(b)            Effective Date of Dissolution.  Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act and the Certificate is cancelled.
(c)            Winding Up.  Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable.  Promptly after the dissolution of the Company, the Manager shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act.  In winding up the business and affairs of the Company, the Manager may, to the fullest extent permitted by law, take any and all actions that it determines in its sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company.  It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Manager to minimize the losses that may result from a liquidation.
SECTION 11.                                Transfer.  At such time as the Company has more than one Member, no Member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its limited liability company interest in the Company to any other person without the prior written consent of each of the other Members; provided, however, that this Section 11 shall not restrict the ability of any Member to transfer (at any time) all or a portion of its limited liability company interest in the Company to another Member.  Upon the transfer of a Member’s limited liability company interest, the Manager shall provide notice of such transfer to each of the other Members and shall amend Exhibit B hereto to reflect the transfer.
SECTION 12.                                Admission of Additional Members.  The admission of additional or substitute Members to the Company shall be accomplished by the amendment of this Agreement, including Exhibit B, in accordance with the provisions of Section 15(b), pursuant to which amendment each additional or substitute Member shall agree to become bound by this Agreement.

SECTION 13.                                Tax Matters.  As of the date of this Agreement, the Company is a disregarded entity for United States federal tax purposes.  So long as the Company is a single-owner entity for federal income tax purposes, it is intended that for federal, state and local income tax purposes the Company be disregarded as an entity separate from its owner for income tax purposes and its activities be treated as a division of such owner.  In the event that the Company has two or more Members for federal income tax purposes, it is intended that (i) the Company shall be treated as a partnership for federal, state and local income tax purposes, and the Members shall not take any position or make any election, in a tax return or otherwise, inconsistent therewith and (ii) this Agreement will be amended to provide for appropriate book and tax allocations pursuant to subchapter K of the Internal Revenue Code of 1986, as amended.
SECTION 14.                                Exculpation and Indemnification.
(a)            Exculpation.  Neither the Members, the Manager, the directors of the Company, the officers of the Company, their respective affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any such Members, Manager, directors, officers, or affiliates and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Company (a “Specified Agent”) shall be liable, in damages or otherwise, to the Company or to any Member for, and neither the Company nor any Member shall take any action against such Members, Manager, directors, officers, affiliates or Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by such person pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Company, if such Member, Manager, director, officer, affiliate, or Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Company and within the scope of authority conferred on such person by this Agreement or approved by the Manager.  Each Member shall look solely to the assets of the Company for return of such Member’s investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return such investment, each Member shall have no recourse against the Company, the other Members or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any Member or the Manager of any fiduciary duty, duty of care or duty of fair dealing to the Members that it may have hereunder or under applicable law.
(b)            Indemnification.  In any threatened, pending or completed claim, action, suit or proceeding to which a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person is or was engaged in activities on behalf of the Company, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent relating to the Company, the Company shall to the fullest extent permitted by law indemnify and hold harmless the Members, Manager, directors of the Company, officers of the Company, their respective affiliates, and any such Specified Agents against losses, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the Members, Managers, directors of the Company, officers of the Company, their respective affiliates or any Specified

Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud.  Any act or omission by any such Member, Manager, director, officer, or any such affiliate or Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such Member, Manager, director, officer, or any such affiliate or Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such Member, Manager, director, officer, or any such affiliate or Specified Agent.
(c)            No Presumption.  The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.
(d)            Limitation on Indemnification.  Any indemnification provided under this Section 14 shall be recoverable only out of the assets of the Company and not from the Members.
(e)            Reliance on the Agreement.  To the extent that, at law or in equity, a Member, Manager, director of the Company, officer of the Company or any Specified Agent has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other person bound by this Agreement, such Member, Manager, director, officer or any Specified Agent acting under this Agreement shall not be liable to the Company or to any Member or other person bound by this Agreement for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, Manager, director of the Company, officer of the Company or any Specified Agent otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member, Manager, director or officer or any Specified Agent.
SECTION 15.                                Miscellaneous.
(a)            Certificate of Limited Liability Company Interest.  A Member’s limited liability company interest may be evidenced by a certificate of limited liability company interest executed by the Manager or an officer in such form as the Manager may approve; provided that such certificate of limited liability company interest shall not bear a legend that causes such limited liability company interest to constitute a security under Article 8 (including Section 8-103) of the Uniform Commercial Code as enacted and in effect in the State of Delaware, or the corresponding statute of any other applicable jurisdiction.
(b)            Amendment.  The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each Member.  No failure or delay on the part of any Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(c)            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.
(d)            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.
(e)            Severability.  In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.
(f)            Multiple Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(g)            Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces any prior or contemporaneous understandings.
(h)            Relationship between the Agreement and the Act.  Regardless of whether any provision of this Agreement specifically refers to particular Default Rules (as defined below), (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly.  For purposes of this Section 15(h), “Default Rule” shall mean a rule stated in the Act which applies except to the extent it may be negated or modified through the provisions of a limited liability company’s Limited Liability Company Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on the date first above written.

COMPANY

Amazon Company II, LLC

By:	Charter Communications, Inc., its Manager

By:	/s/ Daniel J. Bollinger
Daniel J. Bollinger
Vice President, Associate General Counsel,
and Assistant Secretary

MEMBER

CCH I, LLC

By:	Charter Communications, Inc., its Manager

By:	/s/ Daniel J. Bollinger
Daniel J. Bollinger
Vice President, Associate General Counsel,
and Assistant Secretary

MANAGER

Accepting its appointment as Manager
CHARTER COMMUNICATIONS, INC.

By:	/s/ Daniel J. Bollinger
Daniel J. Bollinger
Vice President, Associate General Counsel,
and Assistant Secretary

[Signature Page to LLC Agreement of Amazon Company II, LLC]

EXHIBIT A

OFFICERS

Thomas M. Rutledge	President and Chief Executive Officer
Christopher L. Winfrey	Executive Vice President and Chief Financial Officer
John Bickham	Executive Vice President, Chief Operating Officer
Donald F. Detampel, Jr.	Executive Vice President, Strategy and President, Commercial Services
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
Thomas Adams	Executive Vice President, Field Operations
James Blackley	Executive Vice President, Engineering and Information Technology
Catherine C. Bohigian	Executive Vice President, Government Relations
Richard J. DiGeronimo	Executive Vice President, Product and Strategy
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kathleen Mayo	Executive Vice President, Customer Operations
James Nuzzo	Executive Vice President, Business Planning
David Scott Weber	Executive Vice President, Network Operations
Kevin D. Howard	Senior Vice President, Finance, Controller, Chief Accounting Officer
Thomas M. Degnan	Senior Vice President, Finance and Corporate Treasurer
Charles Fisher	Senior Vice President, Corporate Finance
Thomas E. Proost	Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary
Daniel J. Bollinger	Vice President, Associate General Counsel, and Assistant Corporate Secretary

EXHIBIT B
Economic Interests
As of May 22, 2015

Members	Economic Interest Percentage
CCH I, LLC	100%
Total	100%